Exhibit 99.1

FOR IMMEDIATE RELEASE

August 31, 2012

Owens & Minor Completes Acquisition of the Movianto Group, a Leading European Healthcare 3PL, from Celesio AG

Richmond, VA…August 31, 2012…Owens & Minor, Inc. (NYSE-OMI) announced that, effective August 31, 2012, it has completed the previously announced acquisition of the majority of the Movianto Group, a leading European healthcare third-party logistics (3PL) business, from Celesio AG, for approximately €130 million. The acquisition, which was funded by available cash, is expected to be dilutive to earnings per share in 2012, neutral in 2013 and accretive thereafter.

Movianto serves pharmaceutical and medical device manufacturer customers globally from 23 logistics centers in 11 European countries with approximately 1,800 teammates, providing warehousing, transportation, and cold chain logistics, as well as value-added services such as order-to-cash, repackaging and relabeling of products. Movianto’s operational capabilities and services are highly complementary to those of OM HealthCare Logistics, Owens & Minor’s domestic healthcare 3PL service, and the combination will enable Owens & Minor to offer healthcare manufacturers in the U.S. and Europe expanded global reach.

“Movianto provides Owens & Minor with a premier European healthcare logistics service and also gives us a global platform from which to serve our healthcare manufacturer customers,” said Craig R. Smith, president & chief executive officer. “This acquisition immediately increases our scope and scale in the third party logistics arena. Our manufacturer partners are asking for our assistance on a global basis, and now, with Movianto, we can offer them a comprehensive 3PL solution. We look forward to welcoming the Movianto team to the Owens & Minor family.”

About Owens & Minor, Inc.

Owens & Minor, Inc. (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is a leading national distributor of name-brand medical and surgical supplies and a healthcare supply-chain management company. Owens & Minor is also a member of the Russell 2000® Index, which measures the performance of the small-cap segment of the U.S. equity universe, as well as the S&P MidCap 400, which includes companies with a market capitalization of $1 billion to $4.4 billion that meet certain financial standards. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate site locations, group purchasing organizations, healthcare suppliers, and the federal government. Owens & Minor provides technology and consulting programs that improve inventory management and streamline logistics across the entire medical supply chain – from origin of product to patient bedside. For news releases, or for more information about Owens & Minor, visit the company website at www.owens-minor.com.

Contacts:

Truitt Allcott, Director, Investor & Media Relations; 804.723.7555; truitt.allcott@owens-minor.com

Chuck Graves, Director, Finance & Investor Relations, 804.723.7556; chuck.graves@owens-minor.com

Source: Owens & Minor